Exhibit 99.1

W. P. Carey Announces Record and Distribution Dates for Spin-Off of Net Lease Office Properties

Distribution Ratio Set at 1 NLOP Share for Every 15 W. P. Carey Shares

NEW YORK, Oct. 6, 2023 -- W. P. Carey Inc. (W. P. Carey, NYSE: WPC) today announced that the Registration Statement on Form 10 associated with the previously announced plan to spin off 59 office properties (the “Spin-Off”), filed under the newly created company Net Lease Office Properties (“NLOP”), that will be a separate, publicly-traded real estate investment trust, was declared effective on October 6, 2023. W. P. Carey has declared October 19, 2023 as the record date for the Spin-Off and November 1, 2023 as the distribution date for the Spin-Off.

The dates set forth above may be delayed subject to satisfaction or waiver of the conditions to the Spin-Off. The Spin-Off will be accomplished via a pro rata dividend of one NLOP common share for every 15 shares of W. P. Carey common stock outstanding as of the record date for the Spin-Off. W. P. Carey stockholders will receive cash in lieu of fractional shares in the Spin-Off. No action is required by W. P. Carey stockholders in order to receive common shares of NLOP in the Spin-Off.

W. P. Carey stockholders are urged to consult their financial and tax advisors regarding the particular consequences of the Spin-Off in their situation, including, without limitation, the specific implications of selling common shares of NLOP and the applicability and effect of any U.S. federal, state, local and foreign tax laws.

Information regarding NLOP and the Spin-Off can be found in the full Registration Statement on Form 10 initially filed by NLOP with the Securities and Exchange Commission (“SEC”) on September 21, 2023, and in other documents that NLOP files with the SEC, as well as in an investor presentation regarding the proposed transactions in the Investor Relations section of W. P. Carey’s website at www.wpcarey.com/presentation. Additional information regarding NLOP may also be found on its website at www.nloproperties.com.

Additional Details About the Distribution

W. P. Carey has been advised by the New York Stock Exchange (“NYSE”) that a "when issued" public trading market for NLOP common shares will commence on October 27, 2023 under the symbol "NLOP WI" and continue through November 1, 2023, and that "regular way" trading of NLOP common shares will begin on November 2, 2023 under the symbol “NLOP”.

W. P. Carey common stock is expected to trade "regular way" on the NYSE under the symbol "WPC" from October 18, 2023 through November 1, 2023. Any holders who sell W. P. Carey common stock “regular way” on or before November 1, 2023 will also be selling their right to receive NLOP common shares.

On October 27, 2023, an “ex-distribution” market for W. P. Carey common stock is expected to begin on the NYSE under the symbol "WPC WI" and continue through November 1, 2023. Holders of W. P. Carey common stock who sell in the "ex-distribution" market under the symbol “WPC WI” on or before November 1, 2023 will only be selling shares of W. P. Carey common stock and will be retaining the right to receive NLOP common shares in the distribution.

W. P. Carey stockholders who hold common stock on the record date and decide to sell any of their W. P. Carey common stock before the distribution date should consult with their stockbroker, bank or other nominee to understand whether the shares of W. P. Carey common stock will be sold with or without the entitlement to NLOP common shares pursuant to the Spin-Off.

W. P. Carey Inc.

Celebrating its 50th anniversary, W. P. Carey ranks among the largest net lease REITs with a well-diversified portfolio of high-quality, operationally critical commercial real estate, which includes 1,416 net lease properties covering approximately 171 million square feet and a portfolio of 85 self-storage operating properties, pro forma for the Spin-Off of NLOP, as of June 30, 2023. With offices in New York, London, Amsterdam and Dallas, the company remains focused on investing primarily in single-tenant, industrial, warehouse and retail properties located in the U.S. and Northern and Western Europe, under long-term net leases with built-in rent escalations.

www.wpcarey.com

Cautionary Statement Concerning Forward-Looking Statements

Certain of the matters discussed in this communication constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. The forward-looking statements include, among other things, statements regarding the intent, belief or expectations of W. P. Carey and can be identified by the use of words such as "may," "will," "should," "would," "will be," "goals," "believe," "project," "expect," "anticipate," "intend," "estimate" "opportunities," "possibility," "strategy," "maintain" or the negative version of these words and other comparable terms. These forward-looking statements include, but are not limited to, statements regarding the contemplated spin-off with NLOP, including the expected timing and outcome of the spin-off. These statements are based on the current expectations of our management, and it is important to note that our actual results could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Other unknown or unpredictable risks or uncertainties, like the risks related to inflation and increased interest rates, the effects of pandemics and global outbreaks of contagious diseases (such as the COVID-19 pandemic) and domestic or geopolitical crises, such as terrorism, military conflict (including the ongoing conflict between Russia and Ukraine and the global response to it), war or the perception that hostilities may be imminent, political instability or civil unrest, or other conflict, and those additional risk factors discussed in reports that we have filed with the SEC, could also have material adverse effects on our future results, performance or achievements. Discussions of some of these other important factors and assumptions are contained in W. P. Carey's filings with the SEC and are available at the SEC's website at http://www.sec.gov, including Part I, Item 1A. Risk Factors in W. P. Carey's Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, W. P. Carey does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

Institutional Investors:

Peter Sands

1 (212) 492-1110

institutionalir@wpcarey.com

Individual Investors:

W. P. Carey Inc.

1 (212) 492-8920

ir@wpcarey.com

Press Contact:

Anna McGrath

1 (212) 492-1166

amcgrath@wpcarey.com